CREDIT AGREEMENT

        THIS AGREEMENT is entered into as of December 15, 1998, by and between BEI TECHNOLOGIES, INC., a Delaware corporation ("BEI"), and BEI SENSORS & SYSTEMS COMPANY, INC., a Delaware corporation (individually and collectively, "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


RECITAL

        Borrower has requested from Bank the credit accommodation described below, and Bank has agreed to provide said credit accommodation to Borrower on the terms and conditions contained herein.

        Borrower has entered into a Note Purchase Agreement with certain Purchasers dated as of November 16, 1998 relating to the issuance by Borrower of $35,000,000 6.70%
Senior Notes due November 16, 2005 (the "Note Purchase
Agreement").

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                       ARTICLE I
DEFINED TERMS

"Bank" has the meaning set forth in the introductory paragraph.

"Borrower" has the meaning set forth in the introductory paragraph.

"Consolidated" as used in this Agreement applies to Borrower and its Restricted Subsidiaries.

"Current Ratio" means the ratio of current assets to current liabilities, determined in accordance with GAAP.

"EBITDA" has the meaning ascribed to "Consolidated
EBITDA" in the Note Purchase Agreement.

"Fixed Charge Coverage Ratio" has the meaning ascribed to it in the Note Purchase Agreement.

"Funded Debt" means the outstanding principal balance of all interest bearing obligations (inclusive of capitalized lease obligations), determined in accordance with GAAP.

"GAAP" means generally accepted accounting principles, consistently applied.

"Investment" has the meaning ascribed to it in the Note
Purchase Agreement.

"Lien" has the meaning ascribed to it in the Note Purchase
Agreement.

"Note Purchase Agreement" has the meaning ascribed to it in the Recitals.

"Selected Provisions" means Sections 10.6, 10.7, 10.8 and
10.10 of the Note Purchase Agreement.

"Restricted Payments" has the meaning ascribed to it in the Note Purchase Agreement.

"Restricted Subsidiaries" has the meaning ascribed to it in the Note Purchase Agreement.

"Tangible Net Worth" has the meaning ascribed to it in the Note Purchase Agreement.

In the event that, for any reason, the Note Purchase
Agreement terminates prior to the termination of this Agreement, the Selected Provisions (including the definitions of all defined terms used therein) and the definitions of "Investment", "Lien", "Restricted
Payments", "Restricted Payments", "Restricted
Subsidiaries" and "Tangible Net Worth" shall be deemed to be incorporated into and made part of this Agreement as though fully set forth herein and shall remaining binding upon Borrower.


ARTICLE I
THE CREDIT

         SECTION 1.1.    LINE OF CREDIT.

        (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 15, 2000, not to exceed at any time the aggregate principal amount of Thirteen Million Dollars ($13,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance working capital requirements, capital expenditures and other corporate purposes; provided, however, that availability under the Line of Credit shall be limited to $12,000,000.00 until such time as Bank has received and reviewed BEI's FYE 1999 audited financial statement which reflects a ratio of Funded Debt to EBITDA of not greater than 3.00 to 1.00 for the fiscal year then ended, at which time (assuming no Event of Default then exists) availability under the Line of Credit shall be increased to $13,000,000.00. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

        (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue commercial or standby letters of credit for the account of Borrower to finance working capital requirements, capital expenditures and other corporate purposes (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Three Million Dollars ($3,000,000.00). Each Letter of Credit shall be issued for a term not to exceed 365 days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.
In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

        (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note;
provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

        SECTION 1.2.    INTEREST/FEES.

        (a) Interest. The outstanding principal balance of the Line of Credit Note shall bear interest at the rate of interest set forth in the Line of Credit Note.

        (b) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each standby Letter of Credit equal to one and one-half percent (1.50%) of the face amount thereof, and Borrower shall pay to Bank fees upon the issuance of each commercial Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

        (c)     Computation and Payment.  Interest and fees
(computed on a "per annum" basis) shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

        (d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to twelve hundredths percent (0.12%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

        SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under the Line of Credit by charging Borrower's demand deposit account number 4435-786082 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.


ARTICLE II
REPRESENTATIONS AND WARRANTIES

        Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

        SECTION 2.1.    LEGAL STATUS.  Borrower is a
corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could, with reasonable likelihood, have a material adverse effect on BEI and its Restricted Subsidiaries taken as a whole.

        SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in equity or at law).

        SECTION 2.3.    NO VIOLATION.  The execution,
delivery and performance by Borrower of each of the Loan
Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificates of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

        SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge, threatened actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could, with reasonable likelihood, have a material adverse effect on the financial condition or operation of BEI and its Restricted Subsidiaries taken as a whole, other than those disclosed by Borrower to Bank in writing prior to the date hereof.

        SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated July 4, 1998, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the Consolidated financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under GAAP (subject, in the case of any interim financial statements, to normal year-end adjustments and normal limited footnote disclosure for interim financial statements) except as set forth in the notes thereto, and (c) has been prepared in accordance with GAAP. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted pursuant to Section 10.8 of the Note Purchase Agreement.

        SECTION 2.6.    INCOME TAX RETURNS.  Borrower has no
knowledge of any pending assessments or adjustments of its income tax payable with respect to any year including and prior to the fiscal year ending September 30, 1995.

        SECTION 2.7.    NO SUBORDINATION.  There is no
agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

        SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except those, which if not possessed, have not resulted and could not be reasonably expected to result in a material adverse effect on BEI and its Restricted Subsidiaries taken as a whole.

        SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA") except for such instances of non-compliance as have not resulted and could not be reasonably expected to result in a material adverse effect on BEI and its Restricted Subsidiaries taken as a whole; Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

        SECTION 2.10.   OTHER OBLIGATIONS.  Borrower is not
in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, which default could be reasonably expected to have a material adverse effect on BEI and its Restricted Subsidiaries taken as a whole.

        SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof and except as to non-compliance which has not resulted and could not be reasonably expected to result in a material adverse effect on BEI and its Restricted Subsidiaries taken as a whole, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To the best of Borrower's knowledge, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the best of Borrower's knowledge, Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.


ARTICLE III
CONDITIONS

        SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF
CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

        (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

        (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

     (i)        This Agreement and the Line of Credit Note.
    (ii)        Corporate Resolution: Borrowing.
   (iii)  Certificate of Incumbency.
    (iv)        Certificates of Incorporation.
        (v)  Note Purchase Agreement.
     (vi) Such other documents as Bank may reasonably require under any other Section of this Agreement.
        (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the Consolidated financial condition or business of BEI and its Restricted Subsidiaries, nor any material decline, as determined by Bank, in the market value of a substantial or material portion of the assets of BEI and its Restricted Subsidiaries.

        SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF
CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

        (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement; and on the date of each extension of credit hereunder, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

        (b) Documentation. Bank shall have received all additional documents which may be reasonably requested in connection with such extension of credit.


ARTICLE IV
AFFIRMATIVE COVENANTS

        Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, BEI shall, and shall cause its Restricted Subsidiaries to, unless Bank otherwise consents in writing:

        SECTION 4.1.    PUNCTUAL PAYMENTS.  Punctually pay
all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

        SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied (subject, in the case of any interim financial statements, to normal year-end adjustments and normal limited footnote disclosure for interim financial statements), and permit any representative of Bank, at any reasonable time (and, if no Event of Default exists, upon reasonable prior notice to Borrower), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and the Restricted Subsidiaries.

        SECTION 4.3.    FINANCIAL STATEMENTS.  Provide to
Bank all of the following, in form and detail satisfactory to Bank:

        (a) not later than 120 days after and as of the end of each fiscal year, an audited unqualified Consolidated financial statement of BEI, prepared by independent certified public accountants of recognized national standing, to include balance sheet, income statement, statement of cash flows and footnotes;

        (b) not later than 60 days after and as of the end of each fiscal quarter, a Consolidated financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows;

        (c) promptly upon their becoming available, one copy of all proxy statements, financial statements, reports, and notices sent or made available generally by BEI to its security holders or to any holders of its debt and all regular, periodic and special reports, and all registration statements filed with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;

        (d) contemporaneously with each annual financial statement of Borrower required hereby, a certificate of the president, chief financial officer or treasurer of Borrower that said financial statements fairly present, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year end adjustments, that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, with such certificate to include calculations demonstrating compliance with financial covenants herein and in the Note Purchase Agreement;

        (e) from time to time such other information as Bank may reasonably request.

        SECTION 4.4.    COMPLIANCE.  Preserve and maintain
all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern
Borrower's and the Restricted Subsidiaries' continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, the Restricted Subsidiaries and/or their businesses, in each instance to the extent necessary to ensure that non-compliance with such laws, rules, regulations and orders or failure to preserve and keep in full force and effect such licenses, permits, governmental approvals, rights, privileges and franchises could not have a material adverse effect on BEI and its Restricted
Subsidiaries taken as a whole.

        SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and the Restricted Subsidiaries, including but not limited to fire, extended coverage, public liability, property damage and workers' compensation, with all such insurance carried with companies of generally recognized standing and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

        SECTION 4.6.    FACILITIES.  Keep all properties
useful or necessary to Borrower's and the Restricted
Subsidiaries' businesses in good repair and condition
(ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

        SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or a Restricted Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and for which Borrower or such Restricted Subsidiary has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower or such Restricted Subsidiary is obligated to make such payment, or (b) as the nonpayment of which has not resulted or could not reasonably be expected to result in a material adverse effect on BEI and its Restricted Subsidiaries taken as a whole.

        SECTION 4.8.    LITIGATION.  Promptly give notice in
writing to Bank of any litigation pending or threatened against Borrower or any Restricted Subsidiary with a claim in excess of $2,500,000.00.

        SECTION 4.9. FINANCIAL CONDITION. Maintain BEI's Consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending ____________, 1998:
        (a) Ratio of Funded Debt to EBITDA not greater than
3.50 to 1.00, determined as of each fiscal quarter end on a trailing four quarter basis.

        (b) Fixed Charge Coverage Ratio not less than 2.00 to
1.00, determined as of each fiscal quarter end on a trailing four quarter basis.

        (c) Current Ratio not less than 1.50 to 1.00, determined as of each fiscal quarter end.

        (d) Tangible Net Worth as required in Section 10.6 of the Note Purchase Agreement.

        SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name of Borrower or any Restricted Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy (if not replaced within a reasonable period of time) which Borrower or any Restricted Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or such Restricted Subsidiary's property in excess of an aggregate of $2,500,000.00.

        SECTION 4.11. YEAR 2000 COMPLIANCE. Perform all acts reasonably necessary to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, and (b) all customers, suppliers and vendors that are material to Borrower's and its Restricted Subsidiaries' businesses, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used herein, "Year 2000 Compliant" shall mean, with regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, promptly upon request, provide to Bank such certifications or other evidence of compliance with the terms hereof as Bank may from time to time require.

        SECTION 4.12. ERISA. Comply in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA") except for any non-compliance which has not resulted or could not reasonably be expected to result in a material adverse effect on BEI and its Restricted Subsidiaries taken as a whole; not violate any provision of any Plan; meet its minimum funding requirements under ERISA with respect to each Plan; and cause each Plan to be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

        SECTION 4.13. ENVIRONMENTAL MATTERS. Except for any non-compliance which has not resulted or could not reasonably be expected to result in a material adverse effect on BEI and its Restricted Subsidiaries taken as a whole, comply in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.


ARTICLE V
NEGATIVE COVENANTS

        Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, BEI will not, and will not Permit its Restricted Subsidiaries to, without Bank's prior written consent:

        SECTION 5.1.    USE OF FUNDS.  Use any of the
proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

        SECTION 5.2.    NATURE OF BUSINESS.  Make any
substantial change in the nature of BEI's and its Restricted
Subsidiary's business, taken as a whole, as conducted as of the date hereof.

        SECTION 5.3.    TRANSFER OF ASSETS. Transfer any
assets in violation of Section 10.9 of the Note Purchase
Agreement.

        SECTION 5.4. MERGER, CONSOLIDATION. Merge into or consolidate with any other entity nor acquire (i) all or substantially all of the assets of any other entity, or (ii) all or a controlling interest of the ownership interest of any other entity; unless, in the case of a merger or consolidation, (w) the surviving entity is solvent and organized under the laws of the United States or any state thereof or the District of Columbia, (x) the surviving entity (if not Borrower) executes an assumption agreement in form and content acceptable to Bank and causes to be delivered to Bank a legal opinion of nationally recognized legal counsel, or other independent counsel reasonably acceptable to Bank that the assumption agreement is enforceable in accordance with its terms and complies with the terms hereof, provided, further, that (y) no single or affiliated transaction(s) permitted under this Section 5.4 shall exceed an aggregate consideration of $15,000,000.00 (exclusive of consideration consisting of stock in Borrower or a Restricted Subsidiary) and (z) all such transactions shall not exceed an aggregate consideration of $25,000,000.00 (exclusive of consideration consisting of stock in Borrower or a Restricted Subsidiary) during the term of the Line of Credit.

        SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or Restricted Subsidiary as security for, any liabilities or obligations of any other person or entity, except any of the foregoing (a) in favor of Bank, (b) which are existing as of the date hereof and disclosed to Bank in writing prior to the date hereof, including replacements and substitutions thereof (but not increases thereof), and (c) incurred after the date hereof (including increases of items described in clause (b)) in an aggregate amount not to exceed $2,500,000.00.

        SECTION 5.6.    INDEBTEDNESS.   Create, incur,
assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower under the Note Purchase Agreement, and (b) additional liabilities (inclusive of liabilities under this Agreement) not to exceed at any time an aggregate outstanding principal balance of $12,000,000.00 (increasing to $13,000,000.00 if and when the availability under the Line of Credit increases to such amount.

        SECTION 5.7.    INVESTMENTS.    Make any
Investments in violation of Section 10.10 of the Note
Purchase Agreement.

        SECTION 5.8.    RESTRICTED PAYMENTS.    Make any
Restricted Payments in violation of the Section 10.7 of the Note Purchase Agreement.

        SECTION 5.9.    LIENS.  Create, incur, assume or
permit to exist (upon the happening of a contingency or otherwise) a Lien in violation of the terms in Section 10.8 of the Note Purchase Agreement.

        SECTION 5.10.   SELECTED PROVISIONS        Amend, or
agree to agree to amend (a) any of the Selected Provisions, or (b) any of the provisions of the Note Purchase Agreement if the effect thereof is to, directly or indirectly, amend or delete the Selected Provisions.


ARTICLE VI
EVENTS OF DEFAULT

        SECTION 6.1.    The occurrence of any of the
following shall constitute an "Event of Default" under this
Agreement:

        (a)     Borrower shall fail to pay when due any
principal, or, within 5 days after the applicable due date, any interest, fees or other amounts payable under any of the Loan Documents.

        (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

        (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty
(30) days from the date Borrower first learned (or, using reasonable due diligence, should have first learned) of such default.

        (d) (i) BEI or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium make-whole amount or interest on any Funded debt that is outstanding in an aggregate principal amount of at least $2,500,000 beyond any period of grace provided with respect thereto, or (ii) BEI or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Funded Debt in an aggregate outstanding principal amount of at least $2,500,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Funded Debt has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of holder of Funded Debt to convert such Funded Debt into equity interests), BEI or any Restricted Subsidiary has become obligated to purchase or repay Funded Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $2,500,000.

        (e) The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a final judgment against Borrower; and, with respect to any of the foregoing, the amount of such judgement or writ exceeds $2,500,000.00, and the proceeding in question shall not have been dismissed or nullified within 60 days after its filing; provided, however, that Bank shall not be obligated to make advances during such 60 day period.

        (f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower
(and such involuntary petition or other proceeding shall not have been dismissed or nullified within 60 days after its filing; provided, however, that Bank shall not be obligated to make advances during such 60 day period), or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.
        (g) The dissolution or liquidation of Borrower; or Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

        (h) Any change in ownership during the term of this Agreement of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower in a single transaction or in a series of related transactions.

        SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


ARTICLE VII
MISCELLANEOUS

        SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

        SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

        BORROWER:        BEI Technologies, Inc.
                         1 Post Street, Suite 2500
                   San Francisco, CA 94104

        BANK:    WELLS FARGO BANK, NATIONAL ASSOCIATION
                         420 Montgomery Street, 9th Floor
                San Francisco, CA 94104

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows:
(a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt of confirmation of transmission.

        SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

        SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents; provided, however, that in each such instance (other than participations), Bank shall provide not less that 45 days prior written notice to Borrower. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, or any collateral required hereunder.

        SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

        SECTION 7.6.    NO THIRD PARTY BENEFICIARIES.  This
Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

        SECTION 7.7.    TIME.  Time is of the essence of
each and every provision of this Agreement and each other of the Loan Documents.

        SECTION 7.8.    SEVERABILITY OF PROVISIONS.  If any
provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

        SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

        SECTION 7.10.   GOVERNING LAW.  This Agreement shall
be governed by and construed in accordance with the laws of the State of California.

        SECTION 7.11.  ARBITRATION.

        (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents.
Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

        (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator.
If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

        (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

        (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute.
Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the State of California, (ii) may grant any remedy or relief that a court of the State of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

        (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the State of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the State of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the State of California.

        (f) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section
638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

        (g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

        IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed as of the day and year first
written above.
        WELLS FARGO BANK,
BEI TECHNOLOGIES, INC.                  NATIONAL ASSOCIATION


By: ______________________      By: _______________________
                                       Yvonne Perez
Title: ___________________          Relationship Manager


BEI SENSORS & SYSTEMS COMPANY, INC.

By: ______________________

Title: ___________________